Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement (Form S-8, No. 333-89576) pertaining to the EnPro Industries, Inc. Retirement Savings Plan for Hourly Workers and the EnPro Industries, Inc. Retirement Savings Plan for Salaried Workers of our report dated June 20, 2003, with respect to the financial statements of the EnPro Industries, Inc. Retirement Savings Plan for Salaried Employees included in this Transition Report (Form 11-K) for the transition period from December 30, 2002 to December 31, 2002.

/s/ Ernst & Young LLP

Charlotte, North Carolina
June 27, 2003